Exhibit 99.1

KULR Technology Announces Battery Solution for Space Applications

CAMPBELL, CA, June 10, 2020 – KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”), a leading developer of thermal management technologies, announced today a passive propagation resistant (PPR) battery design solution for space applications, including both trigger and product cells, for lithium ion battery testing and safety, which is critical for the estimated $146 million global space battery market by 2023. KULR’s PPR design solution prevents cell to cell thermal runaway propagation and inhibits the fire and ejecta of a single cell from exiting the battery enclosure.

KULR's VEGA internal short circuit technology allows the user to identify and study any safety issues with a cell or battery pack design. It can be used as a valuable research tool for research institutes, battery manufacturers, or OEMs who wish to improve both the performance and safety of their Li-ion battery packs. KULR's suite of battery solutions offers both 18650 and 21700 trigger and product cells with top vent only or top and bottom vent.

KULR also provides a product cell screening service. In order to weed out damaged or defective cells before they become dangerous, cell screening catches latent defects in cells early in the process rather than after it's too late -- once the ageing process has taken its toll on the faulty cell.

Thermal Properties of KULR Trigger Cells:

	KULR K500 - 21700			KULR K330 - 18650
Trigger Method	KULR ISC Cell	Overheating	Nail Penetration	KULR ISC Cell	Overheating	Nail Penetration
Average Energy Release at TR	83KJ	82KJ	90KJ	60KJ	60KJ	56KJ
St. Deviation	6KJ	1.8KJ	2.6KJ	1.8KJ	3 KJ	1.96 KJ
Energy Distribution
Cell Body	33.80%	35%	30.70%	35%	32%	36.50%
Top Vent	32%	37%	23%	37%	23%	17%
Bottom Vent	34.50%	27%	45.40%	27%	50%	46%

KULR currently works with NASA’s Marshall Space Center and NASA’s Ames Research Center on the PPR CubeSat battery design to meet the JSC 20793 Revision D safety standard created by NASA for a crewed space mission. Also, KULR’s HYDRA thermal runaway shield technology was recently deployed to the International Space Station to store laptop batteries and also is currently being tested by a Tier-1 medical device maker, an electric aircraft maker, and others.

The PPR design is an integrated solution that combines KULR’s HYDRA thermal runaway shield, KULR’s LYRA internal short circuit testing methodology, and NASA’s Fractional Thermal Runaway Calorimeter cell analysis technology to provide total battery safety. KULR’s HYDRA thermal runaway shield has been proven by various government testing authorities to stop or mitigate the impacts of dangerous lithium-ion battery failures known as thermal runaway.

“We are proud of our battery solution for space applications and honored to work on the important issue of battery safety,” said Michael Mo, CEO of KULR. “We are continuously evolving and improving our testing tools and safety solutions and we look forward to sharing them with any customer who relies on safe and efficient battery technology.”

For more information on KULR's battery solution for space applications, or to learn more about KULR’s battery safety and passive propagation testing technologies, please direct enquiries to contact@kulrtechnology.com.

###

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA deep space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Keith Pinder

Landon Capital

Main: (404) 995-6671

kpinder@landoncapital.net

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

derek.newton@kulrtechnology.com